                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           ARROW ELECTRONICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

ARROW ELECTRONICS, INC.
25 HUB DRIVE
MELVILLE, NEW YORK 11747

[LOGO]

STEPHEN P. KAUFMAN
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                                                  March 31, 1995

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Arrow Electronics, Inc., which will be held on Tuesday, May 9, 1995 at 11:00 A.M., at Arrow's executive offices, 25 Hub Drive, Melville, New York. The formal Notice of Annual Meeting and Proxy Statement, fully describing the matters to be acted upon at the meeting, appear on the following pages.

     The matters scheduled to be considered at the meeting are the election of directors and the ratification of the appointment of Arrow's auditors.

     The Board of Directors recommends the approval of the proposals being presented at the Annual Meeting of Shareholders as being in the best interest of Arrow. We urge you to read the Proxy Statement and give these proposals your careful attention before completing the enclosed proxy card.

     Your vote is important regardless of the number of shares you own. Please be sure you are represented at the meeting, whether or not you plan to attend, by signing, dating and mailing the proxy card promptly. A postage-paid return envelope is enclosed for your convenience.

                                   Sincerely yours,

                                        /s/ Stephen P. Kaufman

                                        Stephen P. Kaufman
                                          Chairman and Chief Executive Officer

                            ARROW ELECTRONICS, INC.
                                  25 HUB DRIVE
                            MELVILLE, NEW YORK 11747
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 9, 1995
                            ------------------------
                                                                  March 31, 1995

To the Shareholders of
  Arrow Electronics, Inc.:

     The Annual Meeting of Shareholders of Arrow Electronics, Inc., a New York corporation ("Arrow"), will be held at Arrow's executive offices, 25 Hub Drive, Melville, New York, on May 9, 1995 at 11:00 A.M., prevailing local time, for the following purposes:

     1. To elect directors of Arrow for the ensuing year.

     2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as Arrow's independent auditors for the fiscal year ending December 31, 1995.

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on March 24, 1995 are entitled to notice of and to vote at the meeting or any adjournments thereof.

                                           By Order of the Board of Directors,

                                                    Robert E. Klatell
                                                        Secretary

                                   IMPORTANT
     Please complete, sign and date the enclosed proxy and return it promptly in the enclosed return envelope which has been provided for your convenience, whether or not you plan to attend the meeting. The prompt return of proxies will assure a quorum and reduce solicitation expense.

                            ARROW ELECTRONICS, INC.

                                  25 HUB DRIVE

                            MELVILLE, NEW YORK 11747

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 9, 1995

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement, mailed to shareholders on March 31, 1995, is furnished in connection with the solicitation by the Board of Directors of Arrow Electronics, Inc., a New York corporation ("Arrow"), of proxies to be voted at the Annual Meeting of Shareholders to be held in Melville, New York on May 9, 1995, and any adjournments thereof, for the purposes set forth in the accompanying notice. Each proxy will be voted with respect to all shares represented by it in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no directions are specified will be voted for the election of directors and in favor of the actions described by the proxy. Any proxy may be revoked at any time prior to exercise by written notice to the Secretary of Arrow by the person giving the proxy.

     The cost of soliciting proxies will be borne by Arrow. Solicitation of proxies is being made by Arrow through the mail, in person and by telephone. In addition to regular employees of Arrow who may engage in such solicitation, Arrow has retained D.F. King & Co., Inc. to assist in soliciting proxies at an anticipated cost not in excess of $11,000 plus expenses. Arrow will also request brokers and other nominees to forward soliciting materials to the beneficial owners of the stock held of record by such persons and will reimburse such persons for their expenses in forwarding such materials.

     Only shareholders of record of Arrow's common stock at the close of business on March 24, 1995 are entitled to notice of and to vote at the meeting or any adjournments thereof. On March 24, 1995, Arrow had outstanding 46,442,926 shares of common stock.

     The following table sets forth certain information with respect to the only shareholders known to management to own beneficially more than 5% of the outstanding common stock of Arrow as of March 24, 1995.

                     NAME AND ADDRESS                         NUMBER OF SHARES          PERCENT OF
                    OF BENEFICIAL OWNER                      BENEFICIALLY OWNED          CLASS(1)
-----------------------------------------------------------  ------------------         ----------
Oppenheimer Group, Inc.                                         5,820,173(2)               12.5%
Oppenheimer Tower
World Financial Center
New York, New York 10281

FMR Corp.                                                       3,948,727(3)                8.5%
82 Devonshire Street
Boston, Massachusetts 02109

Neuberger & Berman                                              2,431,592(4)                5.2%
605 Third Avenue
New York, New York 10158

---------------
(1) Percentage of beneficial ownership is calculated upon shares of common stock outstanding as of March 24, 1995.

(2) Based upon a Schedule 13G dated February 1, 1995 filed with the Securities and Exchange Commission and includes 5,113,191 shares beneficially owned by Oppenheimer Capital, a registered investment advisor.

(3) Based upon a Schedule 13G dated February 13, 1995 filed with the Securities and Exchange Commission and includes 3,939,090 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and a registered investment advisor to several investment companies, of which 3,579,000 shares are owned by Fidelity Magellan Fund, a registered investment company. According to such Schedule 13G, Edward C. Johnson 3d, Chairman of FMR Corp., and his wife each own 24.9% of the outstanding voting common stock of FMR Corp. and together with other family members form a controlling group with respect to FMR Corp.

(4) Based upon a Schedule 13G dated February 10, 1995 filed with the Securities and Exchange Commission and reflects shared power to make decisions whether to retain or dispose of such shares of many unrelated clients.

     At March 24, 1995, all executive officers and directors of Arrow as a group were the beneficial owners of 2,563,743 shares (5.5%), including 911,096 shares held by the Arrow Electronics Stock Ownership Plan, of which Mr. Stephen P. Kaufman, Mr. Robert E. Klatell, and Mr. John C. Waddell are the trustees, including shares allocated to the accounts of Messrs. Kaufman, Klatell, and Waddell (pursuant to certain regulations promulgated by the Securities and Exchange Commission, Messrs. Kaufman, Klatell, and Waddell may be deemed to have beneficial ownership of these shares by virtue of their shared power as trustees to vote such shares); options to purchase 1,172,314 shares granted under Arrow's Stock Option Plan or under stock option plans of companies acquired by Arrow and assumed by Arrow as part of the acquisition (of which 492,868 options are currently exercisable), including options to purchase 710,625 shares, 104,000 shares, 18,000 shares, 10,000 shares, 72,000 shares, and 127,740 shares granted to Mr. Kaufman, Mr. Klatell, Mr. Waddell, Mr. Carlo Giersch, Mr. Steven W. Menefee, and Mr. Robert S. Throop, respectively (of which 185,626 options, 89,000 options, 15,000 options, 6,667 options, 57,000 options, and 74,654 options, respectively, are currently exercisable); and 158,668 shares awarded under Arrow's Restricted Stock Plan (of which 76,818 shares have vested and are not forfeitable), including 51,375 shares, 30,875 shares, 5,918 shares, 35,750 shares, and 10,000 shares awarded to Messrs. Kaufman, Klatell, Waddell, Menefee, and Throop, respectively (of which 38,250 shares, 20,000 shares, 68 shares, 15,500 shares, and no shares, respectively, have vested and are not forfeitable).

                             ELECTION OF DIRECTORS

     The entire Board of Directors of Arrow is to be elected, and those persons elected will hold office until the next Annual Meeting of Shareholders and until their respective successors shall have been duly elected and qualified. Persons receiving a plurality of the votes cast at the Annual Meeting will be elected directors. Consequently, any shares not voted (whether by abstention or broker non-votes) have no effect on the election of directors. Proxies in the enclosed form will be voted for the election as directors of the twelve nominees named below. Management does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the accompanying proxy reserve the right to substitute another person of their choice when voting at the meeting or any adjournment thereof. All nominees are currently directors of Arrow and were elected at Arrow's last annual meeting except for Karen Gordon Mills, Anne Pol, and Robert S. Throop who were appointed directors during 1994 and Roger King who will be nominated and become a director upon his election at this annual meeting.

                                                                              SHARES OF
                                                                            COMMON STOCK        PERCENTAGE
                                                                                OWNED               OF
                                                                            BENEFICIALLY        OUTSTANDING
                                 POSITION WITH ARROW AND     DIRECTOR           AS OF             COMMON
         NAME           AGE        BUSINESS EXPERIENCE        SINCE        MARCH 24, 1995          STOCK
        -----           ---   -----------------------------  --------      ---------------      -----------
Daniel W. Duval         58    President and Chief Executive   1987                 2,000            -- %
                              Officer of Robbins & Myers,
                              Inc., a manufacturer of
                              fluids management systems,
                              for more than five years;
                              director of Robbins & Myers,
                              Inc. and National City Bank
                              of Dayton.

Carlo Giersch           57    President and Chief Executive   1990               110,000(1)          .2%
                              Officer of Spoerle
                              Electronic, Arrow's 70% owned
                              German affiliate, for more
                              than five years.

Stephen P. Kaufman      53    Chairman of the Board of Ar-    1983             1,673,096(2)(3)      3.6%
                              row since May 1994 and Presi-
                              dent and Chief Executive
                              Officer of Arrow for more
                              than five years.

Lawrence R. Kem         59    General partner of Rudolph      1987                 1,000            -- %
                              Stone Associates, an invest-
                              ment management firm, for
                              more than five years;
                              director of Northland
                              Cranberries, Inc.

                                                                              SHARES OF
                                                                            COMMON STOCK        PERCENTAGE
                                                                                OWNED               OF
                                                                            BENEFICIALLY        OUTSTANDING
                                 POSITION WITH ARROW AND     DIRECTOR           AS OF             COMMON
         NAME           AGE        BUSINESS EXPERIENCE        SINCE        MARCH 24, 1995          STOCK
----------------------  ---   -----------------------------  --------      ---------------      -----------
Roger King              54    Chairman and Chief Executive     --                     --            -- %
                              Officer of ODS System-Pro
                              Holdings Limited, a reseller
                              of computers and related
                              products and services, for
                              more than five years.

Robert E. Klatell       49    Senior Vice President,          1989             1,056,836(2)         2.3%
                              General Counsel, and
                              Secretary of Arrow for more
                              than five years, Chief
                              Financial Officer since
                              January 1992, and Treasurer
                              since October 1990.

Steven W. Menefee       50    Vice President of Arrow and     1993               107,750(4)          .2%
                              President of the Arrow/
                              Schweber Electronics Group
                              since November 1990; prior
                              thereto Vice President of
                              Avnet, Inc., a distributor of
                              electronic components and
                              computer products for more
                              than five years.

Karen Gordon Mills      41    President of MMP Group Inc.,    1994                   300            -- %
                              a consulting firm, since
                              January 1993; prior thereto
                              Managing Director of E.S.
                              Jacobs & Company, an equity
                              investment business, for more
                              than five years; director of
                              The Scotts Company, Telex
                              Communications Inc., Triangle
                              Pacific Co. and Armor All
                              Products.

Anne Pol                47    President of the Shipping &     1994                    --            -- %
                              Weighing Division of Pitney
                              Bowes, Inc., a manufacturer
                              of mailing and shipping
                              systems, since July 1993;
                              prior thereto various
                              executive positions with
                              Pitney Bowes Inc. for more
                              than five years; director of
                              UGI Inc.

Richard S. Rosenbloom   62    David Sarnoff Professor of      1992                 2,000            -- %
                              Business Administration at
                              Harvard Business School for
                              more than five years;
                              director of Lex Service PLC
                              and Executone Information
                              Systems, Inc.

                                                                              SHARES OF
                                                                            COMMON STOCK        PERCENTAGE
                                                                                OWNED               OF
                                                                            BENEFICIALLY        OUTSTANDING
                                 POSITION WITH ARROW AND     DIRECTOR           AS OF             COMMON
         NAME           AGE        BUSINESS EXPERIENCE        SINCE        MARCH 24, 1995          STOCK
----------------------  ---   -----------------------------  --------      ---------------      -----------
Robert S. Throop        57    Chairman and Chief Executive    1994            321,052(5)             .7%
                              Officer of Anthem
                              Electronics, Inc., an
                              electronics distributor
                              acquired by Arrow in November
                              1994, for more than five
                              years and Vice President of
                              Arrow since March 1995;
                              director of The Manitowoc
                              Company, Inc. and The Coast
                              Distribution System.

John C. Waddell         57    Vice Chairman of the Board of   1969            935,014(2)            2.0%
                              Arrow since May 1994 and
                              Chairman of the Board of Ar-
                              row for more than five years
                              prior thereto.

---------------
(1) Includes shares owned individually and options to purchase shares granted under Arrow's Stock Option Plan. See page 2.

(2) Includes shares owned individually, options to purchase shares granted under Arrow's Stock Option Plan, shares awarded under Arrow's Restricted Stock Plan, and shares held by Arrow's Stock Ownership Plan. See page 2.

(3) Does not include 11,875 shares held by a charitable trust of which Mr. Kaufman and members of his immediate family are the trustees.

(4) Includes options to purchase shares granted under Arrow's Stock Option Plan and shares awarded under Arrow's Restricted Stock Plan. See page 2.

(5) Includes shares owned individually, options to purchase shares granted under Arrow's Stock Option Plan, options to purchase shares granted under Anthem's stock option plans prior to the acquisition, and shares awarded under Arrow's Restricted Stock Plan.

     The audit committee of the Board of Directors consists of Mr. Kem, Ms. Pol, and Mr. J. Spencer Gould, a current director not standing for reelection. The audit committee evaluates and reviews such matters as Arrow's accounting policies, reporting practices, internal audit function, and internal accounting controls. The committee also reviews the scope and results of the audit conducted by Arrow's independent auditors.

     The compensation committee of the Board of Directors consists of Mr. Duval, Mr. Kem, and Mr. Rosenbloom. The compensation committee approves the salaries and incentive compensation of senior managers, advises the Board generally with regard to other compensation and employee benefit matters, and approves stock option and restricted stock awards.

     The nominating committee of the Board of Directors consists of Mr. Rosenbloom, Mr. Duval, and Ms. Mills. Shareholder recommendations for nominees for membership on the Board of Directors will be considered by the nominating committee. Such recommendations may be submitted to the Secretary of Arrow, who will forward them to the chairman of the nominating committee.

     The charitable contributions committee of the Board of Directors consists of Mr. Waddell, Mr. Klatell, and Mr. Throop. The charitable contributions committee reviews community and civic programs and services of educational, cultural, and other social organizations, and approves the charitable contributions to be made by the company.

     During 1994 there were 10 meetings of the Board of Directors, 4 meetings of the audit committee, 4 meetings of the compensation committee, 4 meetings of the nominating committee, and 2 meetings of the charitable contributions committee. All directors attended 75% or more of the meetings of the Board of Directors and the committees on which they served.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning the compensation for the past three years of the Chief Executive Officer and each of the other four most highly compensated executive officers of the company (the "named executive officers").

                                                                    LONG TERM COMPENSATION
                                                                            AWARDS
                                  ANNUAL COMPENSATION               -----------------------
                      --------------------------------------------  RESTRICTED   SECURITIES
      NAME AND                                      OTHER ANNUAL       STOCK     UNDERLYING     ALL OTHER
 PRINCIPAL POSITION   YEAR   SALARY(1)    BONUS    COMPENSATION(2)  AWARD(S)(3)   OPTIONS    COMPENSATION(4)
--------------------- ----   ---------   --------  ---------------  -----------  ----------  ---------------
Stephen P. Kaufman,   1994   $ 574,000   $743,000      $62,650       $ 170,000     25,000        $ 9,120
President and Chief   1993     504,000    570,000       65,644         190,000     25,000         11,572
Executive Officer     1992     474,000    450,000       34,753         141,250     83,000         11,230

Carlo Giersch,        1994     618,582         --           --              --         --             --
President and Chief   1993     604,230         --           --              --     10,000             --
Executive Officer of
Spoerle Electronic(5)

Robert S. Throop,     1994     595,391    231,498           --         340,000     20,000         16,145
Chairman and Chief
Executive Officer of
Anthem Electronics,
Inc.(6)

Steven W. Menefee,    1994     330,200    230,000       75,063         136,000     15,000          9,120
Vice President and    1993     304,783    241,000       66,856         152,000     15,000          7,075
President of the      1992     285,200    214,000       21,188         425,500     42,000          6,866
Arrow/Schweber
Electronics Group

Robert E. Klatell,    1994     339,400    227,000       53,319         136,000     15,000          9,120
Senior Vice President 1993     308,983    220,000       66,572         152,000     15,000         11,572
and Chief Financial   1992     289,400    180,000       35,431         113,000     62,000         11,230
Officer

---------------
(1) Includes amounts deferred under retirement plans.

(2) Represents reimbursement of a portion of the tax liability incurred as a result of the vesting of restricted stock awards.

(3) Reflects the fair market value as of the date of grant of the stock awards granted in 1994. All of such awards vest in four annual installments of 25%, beginning one year after grant, and all awarded shares have dividend and voting rights equivalent to all shares of common stock. As of December 31, 1994, the aggregate number and value of unvested restricted stock awards held by Messrs. Kaufman, Menefee, Klatell, and Throop were 13,125 ($470,859), 20,250 ($726,469), 10,875 ($390,141), and 10,000 ($358,750),
    respectively.

(4) For 1994, includes a contribution by Arrow of $4,500 to Arrow's Stock Ownership Plan and a matching contribution by Arrow of $4,620 to Arrow's Savings Plan for each of Messrs. Kaufman, Menefee, and Klatell, and a matching contribution by Anthem Electronics, Inc. ("Anthem") of $4,620 to Anthem's 401(k) Plan on behalf of Mr. Throop.

(5) Spoerle Electronic became a majority owned affiliate of Arrow in January
    1993.

(6) Anthem became a wholly-owned subsidiary of Arrow in November 1994. Reflects compensation received during 1994 pursuant to employment and incentive arrangements established by Anthem prior to the acquisition. Does not include options to purchase 107,740 shares of Arrow common stock issued in exchange for options to purchase Anthem common stock granted by Anthem pursuant to Anthem's stock option plans prior to the acquisition.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants during 1994 to the named executive officers.

                                        INDIVIDUAL GRANTS
                         ------------------------------------------------
                                       % OF
                                       TOTAL
                         NUMBER OF    OPTIONS                                  POTENTIAL REALIZABLE VALUE
                         SECURITIES   GRANTED                                     AT ASSIGNED RATES OF
                         UNDERLYING     TO                                      STOCK PRICE APPRECIATION
                          OPTIONS    EMPLOYEES   EXERCISE OR                       FOR OPTION TERM(3)
                          GRANTED    IN FISCAL   BASE PRICE    EXPIRATION    -------------------------------
          NAME            (#)(1)       YEAR       ($/SH)(2)       DATE             5%              10%
------------------------ ---------   ---------   -----------   ----------    --------------   --------------
Stephen P. Kaufman         25,000       3.6%         34.00       12/15/04    $      534,560   $    1,354,681
Carlo Giersch                  --      --               --         --                    --               --
Robert S. Throop(4)        20,000       2.9          34.00       12/15/04           427,648        1,083,745
Steven W. Menefee          15,000       2.2          34.00       12/15/04           320,736          812,809
Robert E. Klatell          15,000       2.2          34.00       12/15/04           320,736          812,809

All shareholders              N/A       N/A            N/A            N/A     1,041,741,845    2,638,971,644
                                                                  various
All optionees(5)          684,000       100          34.94        in 2004        15,027,480       38,091,960
All optionees value
  as a percent of all
  shareholders value          N/A       N/A            N/A            N/A               1.4%             1.4%

---------------
(1) All of such grants become exercisable in three annual installments, commencing on the date of grant (except for the grants to Mr. Throop and certain grants included in "All optionees", which become exercisable in three annual installments, commencing on the first anniversary of the date of grant) and expire 10 years after the date of grant.

(2) All at fair market value at date of grant.

(3) Represents gain that would be realized assuming the options were held for the entire ten-year option period and the stock price increased at annual compounded rates of 5% and 10%.

    Potential realizable values for shareholders are based on 46,156,041 shares outstanding at December 30, 1994 from a base price of $35.875 per share. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on overall market conditions and on the future performance of the company and its common stock. There can be no assurance that the amounts reflected in this table will be achieved.

(4) Does not include options to purchase 107,740 shares of Arrow common stock issued to Mr. Throop as part of Arrow's acquisition of Anthem in exchange for options to purchase Anthem common stock granted to Mr. Throop by Anthem prior to the acquisition.

(5) Information based on all option grants made to employees by Arrow in 1994. Does not include (a) options to purchase 597,797 shares of Arrow common stock issued in exchange for options to purchase Anthem common stock granted by Anthem prior to its acquisition and (b) options to purchase 138,271 shares of Arrow common stock issued in exchange for options to purchase common stock of Gates/FA Distributing, Inc. ("Gates") granted by Gates prior to its acquisition by Arrow. Exercise price shown is the weighted average of all grants. Actual exercise prices ranged from $34 to $44 reflecting the fair market value of the common stock on the date of the option grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table provides information concerning the exercise of stock options during 1994 by each of the named executive officers and the year-end value of their unexercised options.

                                                                 NUMBER OF                VALUE OF
                                                                UNEXERCISED             UNEXERCISED
                                                                OPTIONS AT              IN-THE-MONEY
                                                                  FISCAL                 OPTIONS AT
                               SHARES                            YEAR-END             FISCAL YEAR-END
                              ACQUIRED                       -----------------      --------------------
                                 ON            VALUE           EXERCISABLE/             EXERCISABLE/
          NAME                EXERCISE      REALIZED(1)        UNEXERCISABLE           UNEXERCISABLE
-------------------------     --------      -----------      -----------------      --------------------
Stephen P. Kaufman                 --           --             185,626 /24,999       $3,495,548/$ 31,249
Carlo Giersch                      --           --               6,667 / 3,333           48,336/  24,164
Robert S. Throop(2)                --           --              71,832 /55,908        1,283,767/  89,826
Steven W. Menefee              40,000       $ 1,306,250         57,000 /15,000          708,375/  18,750
Robert E. Klatell                  --           --              89,000 /15,000        1,401,375/  18,750

---------------
(1) Represents the difference between the fair market value of the shares at date of exercise and the exercise price multiplied by the number of options exercised.

(2) Does not include $36,899 value realized upon the acquisition of 1,750 shares of Anthem common stock pursuant to stock options granted by Anthem and exercised by Mr. Throop prior to Arrow's acquisition of Anthem. Includes options to purchase 107,740 shares of Arrow common stock issued in exchange for options to purchase Anthem common stock granted by Anthem pursuant to Anthem's stock option plans prior to the acquisition.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     A primary role of the compensation committee (the "committee") is to oversee compensation practices for Arrow's senior executive officers. The committee's responsibilities include the review of salaries, benefits, and other compensation of Arrow's senior managers and making recommen-dations to the full Board of Directors with respect to these matters. The committee is comprised entirely of Board members who are independent, nonemployee directors of the company.

     The committee's primary objective in establishing compensation programs and levels for Arrow's key executive officers is to support Arrow's goal of maximizing the value of shareholders' interests in Arrow. To achieve this objective, the committee believes it is necessary to:

     -- Set levels of base compensation that will attract and retain superior executives in a highly competitive environment.

     -- Encourage long-term decision making that enhances shareholder value. The committee believes that this objective is promoted by emphasizing grants of stock options and restricted stock, thereby creating a direct link between shareholder value creation and executive compensation.

     -- Provide incentive compensation that varies directly with both company performance and individual contribution to that performance.

COMPONENTS OF COMPENSATION

  Base Salary

     The committee annually reviews each executive officer's base salary. The factors which influence committee determinations regarding base salary include: comparable levels of pay among executives at the larger companies in the peer group contained in the graph on page 12, internal pay equity considerations, level of responsibilities, prior experience, breadth of knowledge, and job performance. Such compensation is generally competitive with comparable jobs at comparable companies. For comparative purposes the committee selects the larger companies in its peer group because Arrow is the largest company in such peer group. Levels of compensation for base salary of senior executive officers of Arrow are slightly above the median of the peer group. Arrow is significantly larger than all of the other companies except one that is included within the peer group. Arrow also has substantial sales outside the United States, and only one other company included within the peer group has operations outside North America. Therefore, the committee believes that Arrow requires greater breadth of management, skills and experience to successfully manage its larger and more complex businesses.

     In conducting its salary deliberations, the committee does not strictly tie senior executive base pay to a defined competitive standard. Rather, the committee elects to maintain flexibility in its decision making capacity so as to permit salary recommendations that best reflect the individual contributions made by the company's top executives. Each of the named executive officers has an employment agreement which provides for a minimum base salary. See page 13.

     Based upon the overall success of Arrow, the committee believes that it is appropriate to compensate Mr. Kaufman at a level at least equal to that paid to chief executive officers of comparable companies. The committee values highly Mr. Kaufman's breadth of knowledge and recognizes his significant contribution to the success of Arrow.

     In 1992, Mr. Kaufman's base salary was increased to $474,000 in recognition of his role in the strategic acquisition of the North American electronics distribution businesses of Lex Service PLC, which increased Arrow's sales and earnings. In 1993 and 1994, his base salary was increased to

$504,000 and $574,000, respectively, in recognition of the continued growth in Arrow's sales and earnings and the further expansion of Arrow into strategic markets.

  Annual Incentives

     Arrow's Chief Executive Officer Performance Bonus Plan ("Chief Executive Bonus Plan"), which was adopted in 1994, provides for a performance-based bonus for Arrow's chief executive officer based upon target level earnings per share and target level return on shareholders' equity. The purpose of the Chief Executive Bonus Plan is to enable Arrow to specifically motivate the chief executive officer to achieve strategic financial and operating objectives, reward his contribution toward improvement in financial performance as measured by the growth in earnings per share and/or growth in the return on equity of Arrow, provide the chief executive officer with an additional incentive to contribute to the success of Arrow and to offer a total compensation package that is competitive in the industry and includes a bonus component which is intended to qualify as performance-based compensation deductible to Arrow under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Chief Executive Bonus Plan sets forth a pre-established bonus formula and sets an annual performance goal pursuant to which the committee can objectively calculate the chief executive officer's potential annual cash bonus for each service year with Arrow. For 1994 Mr. Kaufman received a bonus payment of $693,000 under the Chief Executive Bonus Plan. The committee also awarded Mr. Kaufman a $50,000 discretionary bonus payment to recognize his accomplishments with regard to long-term strategic planning and management development which the committee believes are not recognized in the bonus formula set forth in the Chief Executive Bonus Plan.

     Each year, for other executive officers of Arrow, the committee -- in consultation with management -- establishes short-term financial goals which relate to one or more indicators of corporate financial performance. For 1994, the short-term incentive award opportunity was contingent upon Arrow attaining a prespecified level of sales, profitability, and asset utilization.

     Incentive targets are established for participating executives under the Management Incentive Compensation Plan ("MICP") based on the participant's level and breadth of responsibility, potential contribution to the success of the company, and competitive considerations. The participant's actual award is determined at the end of the year based on Arrow's actual performance against the predetermined financial goals, as well as the attainment of specific individual goals or contributions to Arrow's success.

     Annual incentives of Messrs. Menefee and Klatell reflect Arrow's attainment of predetermined financial goals and the level of achievement by Messrs. Menefee and Klatell of the targets established under the MICP. The MICP awards earned by participating executive officers averaged 66% of their respective salaries, representing a range of 85% to 136% level of achievement of the goals. The MICP awards earned by Messrs. Menefee and Klatell represented 64% and 54% of their respective salaries.

  Long-Term Incentives

     Arrow reinforces the importance of producing satisfactory returns to shareholders over the long-term through the operation of its Stock Option Plan and its Restricted Stock Plan. Stock option and restricted stock awards provide executives with the opportunity to acquire an equity interest in

Arrow and align the executive's interest with that of the shareholders to create shareholder value as reflected in growth in the price of Arrow's shares.

     Option exercise prices are equal to 100% of the fair market value of Arrow's shares on the date of option grant and are exercisable in three installments. This ensures that participants will derive benefits only as shareholders realize corresponding gains over an extended time period. Options have a maximum term of 10 years.

     Restricted stock is granted to participants in order to help foster a shareholder perspective among the participants. A long-term focus is encouraged -- and executive retention is reinforced -- through the four-year vesting schedule to which shares of restricted stock are subject.

     Each year, the committee reviews the history of stock option and restricted stock awards and makes grant decisions based on the committee's assessment of each individual executive's contribution and performance during the year and on competitive compensation practices in comparable companies. The grants to Mr. Kaufman and each of the other named executive officers in 1994 are consistent with grants in prior years relative to Arrow's performance and the individual's contributions, and represent Arrow's continued emphasis on executive compensation which is linked to increases in the value of Arrow's stock. Generally, the size of the grants of such long-term incentives reflects the committee's assessment of each individual's contributions and performance during the year. Mr. Kaufman was granted 25,000 stock options in 1994 and 5,000 shares of restricted stock in recognition of Arrow's continued growth in sales and earnings and Arrow's further expansion into strategic markets.

SUMMARY

     Each year, the Board and the committee review all elements of cash and noncash compensation paid to the executive officers of Arrow. The committee manages all elements of executive pay in order to ensure that pay levels are consistent with Arrow's compensation philosophies. In addition, the Board and the committee administer Arrow's long-term executive compensation programs to ensure that Arrow's objectives of linking executive pay to improved Arrow financial performance and increased shareholder value continue to be fostered.

Daniel W. Duval, Chairman
Lawrence R. Kem
Richard S. Rosenbloom

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG ARROW ELECTRONICS, INC., S&P 500 INDEX &
                         ELECTRONICS DISTRIBUTOR INDEX

     The following graph compares the performance of Arrow for the periods indicated with the performance of the Standard & Poor's 500 Stock Index and the average performance of a group consisting of the company's peer corporations on a line-of-business basis. The corporations making up the peer companies group are Avnet, Inc., Jaco Electronics, Inc., Kent Electronics Corporation, Marshall Industries, Milgray Electronics, Inc., Pioneer-Standard Electronics, Inc., Sterling Electronics Corporation, Western Micro Technology, Inc., and Wyle Electronics. Total return indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point.

                                                                  Electronics
      Measurement Period                             S&P 500      Distributor
    (Fiscal Year Covered)            Arrow            Index          Index
1989                                   100             100             100
1990                                   113              97              85
1991                                   406             127              90
1992                                   739             136             110
1993                                 1,077             150             126
1994                                   926             152             124

     Assumes $100 invested on December 31, 1989 in Arrow, S&P 500 Index and peer companies group.

DIRECTORS' COMPENSATION

     The members of the Board of Directors who are not employees receive an annual fee of $30,000 for the term expiring in May 1995, a fee of $1,000 for each Board of Directors meeting personally attended and each committee meeting personally attended, and a fee of $500 for telephonic participation in each Board of Directors meeting and each committee meeting. In addition, each director serving as Chairman of any committee receives an additional annual fee of $1,500.

EMPLOYMENT AGREEMENTS

     Arrow has employment agreements with each of the named executive officers. In March 1995 Mr. Kaufman entered into a new employment agreement with Arrow terminating December 31, 2001, which provides for an annual base salary of not less than $650,000 through June 30, 1998 during which period Mr. Kaufman will serve as Chairman of the Board and Chief Executive Officer of Arrow and not less than $400,000 thereafter. As part of entering into the new agreement, Mr. Kaufman received options to purchase 500,000 shares of Arrow common stock which become exercisable in three equal annual installments commencing on the first anniversary of the date of grant, at an exercise price equal to market price on date of grant plus 1% per quarter from the date of grant to the exercise date, and expire 10 years after the date of grant.

     Mr. Klatell has an employment agreement with Arrow terminating December 31, 1996, which provides for an annual base salary of not less than $235,000. Mr. Menefee has an employment agreement with Arrow terminating December 31, 1997 (subject to automatic renewals from year to year unless either Arrow or the executive elects not to renew), which provides for an annual base salary of not less than $320,000. Mr. Giersch has an employment agreement with Spoerle Electronic terminating on his 65th birthday (subject to earlier termination by either Spoerle Electronic or Mr. Giersch upon six months written notice), which provides for an annual base salary of not less than 700,000 deutsche marks ($433,140 based on the average exchange rate during 1994) with annual adjustments beginning January 1, 1995 in the same proportion in which salaries of the employees of Spoerle have been adjusted in the preceding year. Mr. Throop has an employment agreement with Arrow terminating December 31, 2001, which provides for an annual base salary of not less than $500,000 through December 31, 1996 and not less than $225,000 thereafter.

EXTENDED SEPARATION BENEFITS

     Arrow maintains a broad-based program to shelter employees at all levels from any adverse consequences which might result from a change in control of the company. A change in control is defined in the program to include such time that any person becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of Arrow's voting securities or certain changes occur in the constitution of Arrow's Board of Directors. Pursuant to a policy adopted by the Board of Directors in 1988, the period of salary continuation normally extended to employees whose employment is terminated as a result of a workforce reduction or reorganization (which period ranges from two to 12 weeks depending upon length of service with Arrow) is tripled if employment is terminated by the company (other than for cause) as a result of a change in control. In addition to this policy, Arrow has entered into one-year employment agreements with approximately 65 management-level employees, pursuant to which among other matters, such employees will receive one year's compensation and continuation for up to one year of medical and life insurance benefits if their employment is terminated by the company (other than for cause) within 12 months following a change in control. Arrow also has agreements with approximately 20 divisional and group vice presidents who are not executive officers, which provide such vice presidents with two times their annualized includible compensation (as defined in the Code) and continuation for up to three years of medical, life, and other welfare benefits if their employment is terminated by the company (other than for cause), if their responsibilities or base salaries are materially diminished, or if certain other adverse changes occur within 24 months following a change in control. Similar agreements provide the executive officers with three times their annualized includible compensation and continuation for up to three years of their benefits if their employment is terminated by the company (other than for cause approved by three-fourths of the directors then serving), if their responsibilities or base salaries are materially diminished, or if certain other adverse changes occur within 24 months following a change in control. The amounts payable pursuant to such agreements to the executive officers (other than Messrs. Waddell, Kaufman, and Klatell) and to the other vice presidents will be reduced, if necessary, to avoid excise tax under Section 4999 of the Code.

UNFUNDED PENSION PLAN

     Arrow maintains the Unfunded Pension Plan for Selected Executives of Arrow Electronics, Inc. (the "SERP"). Under the SERP, Arrow's Board of Directors determines those employees who are eligible to participate in the SERP and the amount of their maximum annual pension upon retirement on or after attaining age
60. Of the named executive officers, Messrs. Kaufman, Klatell and Menefee have been designated by Arrow as participants in the SERP, with maximum annual pensions of $300,000, $150,000 and $175,000, respectively. If a designated participant retires between the ages of 55 and 60, the amount of the annual pension is reduced based upon a formula contained in the SERP. In addition, if there is a change of control of Arrow and the employment of a designated participant who is at least age 50 with 15 years of service is involuntarily terminated other than for cause or disability, or such participant terminates employment for good reason, the participant will receive the maximum annual pension.

CERTAIN TRANSACTIONS

     In January 1994, Arrow acquired an additional 15% interest in Spoerle Electronic from Mr. Giersch, bringing its holdings in Spoerle Electronic to a 70% share. The cost of the acquisition was approximately $25 million. Spoerle Electronic leases certain of its premises from a partnership in which Mr. Giersch's wife, directly or indirectly, has the entire beneficial interest and paid aggregate rentals of 3.9 million deutsche marks ($2,426,000 based on the average exchange rate during 1994) to the partnership during 1994. The management of Spoerle Electronic believes that such rentals are at fair market rates.

     In December 1992, Anthem extended a loan to Mr. Throop in the amount of $1,236,000 to assist Mr. Throop in exercising outstanding options under Anthem's stock option plans. The outstanding amount was to become due and payable on November 30, 1995, and the loan was secured by a pledge of shares of common stock. Mr. Throop repaid the loan in full in 1994, shortly after Arrow's acquisition of Anthem.

     Prior to its acquisition by Arrow, Anthem extended a loan to John J. Powers, III, currently an executive officer of Arrow, in the amount of $175,837 to assist Mr. Powers in exercising outstanding options under Anthem's stock option plans. The loan bears interest at the prime rate, is secured by a pledge of shares of common stock, and is due and payable on April 12, 1997. As of March 24, 1995, the outstanding amount of Mr. Powers' loan was $175,837.

                      APPROVAL OF APPOINTMENT OF AUDITORS

     The shareholders will be asked to ratify the appointment of Ernst & Young LLP as Arrow's independent auditors for 1995. Arrow expects that representatives of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement if they desire to do so and that such representatives will be available to answer appropriate inquiries raised at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF SUCH APPOINTMENT.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     Arrow anticipates that the next Annual Meeting of Shareholders will be held on or about May 7, 1996. In order to be eligible for inclusion in Arrow's proxy statement and proxy for such meeting, proposals of shareholders must be received by Arrow on or before December 2, 1995.

                                 OTHER MATTERS

     Management does not expect any matters to come before the meeting other than those referred to in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

                                          By Order of the Board of Directors,

                                               Robert E. Klatell
                                                   Secretary

                            ARROW ELECTRONICS, INC.



               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 9, 1995

     The undersigned hereby appoints Stephen P. Kaufman, Robert E. Klatell, and John C. Waddell, and any one or more of them, with full power of substitution, as proxy or proxies of the undersigned to vote all shares of stock of ARROW ELECTRONICS, INC. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 9, 1995 at 11:00 A.M., New York City time, at the executive offices of the corporation, 25 Hub Drive, Melville, New York, or any adjournments thereof, as set forth on the reverse hereof:

         PLEASE RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE

                                                                   Please mark
------------                                                   /x/  your votes
   COMMON                                                            as this

                        MANAGEMENT RECOMMENDS A VOTE FOR

1. Authority to vote FOR the election of directors in accordance with the accompanying Proxy Statement.

NOMINEES:
Daniel W. Duval              Steven W. Menefee
Carlo Giersch                Karen Gordon Mills
Stephen P. Kaufman           Anne Pol
Lawrence R. Kern             Richard S. Rosenbloom
Roger King                   Robert S. Throop
Robert E. Klatell            John C. Waddell

                     FOR              WITHHOLD
                 all nominees     for all nominees
                     / /                 / /


(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

2. Ratification of the appointment of Ernst & Young as independent auditors of the books and accounts of Arrow for the fiscal year ending December 31, 1995.

               FOR           AGAINST          ABSTAIN
               / /             / /              / /

3. In accordance with their discretion upon such other matters as may properly come before the meeting or any adjournments thereof.

                                     THIS PROXY IS BEING SOLICITED BY THE
                                     MANAGEMENT AND WILL BE VOTED AS SPECIFIED.
                                     IF NOT OTHERWISE SPECIFIED, IT WILL BE
                                     VOTED FOR THE ELECTION OF DIRECTORS AND
                                     FOR THE PROPOSALS DESCRIBED IN ITEMS 2
                                     AND 3 ABOVE.

                                     Dated                               , 1995
                                           ------------------------------

                                     ------------------------------------------
                                     Signature of Shareholder(s)


                                     ------------------------------------------
                                     Signature of Shareholder(s)

                                     PLEASE SIGN EXACTLY AS NAME APPEARS TO THE
                                     LEFT. WHEN SIGNING AS ATTORNEY,
                                     ADMINISTRATOR, EXECUTOR, GUARDIAN OR
                                     TRUSTEE, PLEASE ADD YOUR FULL TITLE AS
                                     SUCH. IF SHARES ARE REGISTERED IN THE
                                     NAMES OF JOINT TENANTS OR TRUSTEES, EACH
                                     JOINT TENANT OR TRUSTEE SHOULD SIGN.